Exhibit 10.6

Purchase Agreement of Sweet Potatoes

Contract No: TDH-NC-2016001

Purchaser (Party A):	Qingdao Tiandihui Foodstuffs Co., Ltd

Grower (Party B):	Kangkang Family Farm in Jiaonan City

To promote the production and development of the company, to increase farmers’ incomes, and to protect the legitimate interests of both parties, pursuant to the Contract Law of the PRC and other relevant laws and regulations, Party A and Party B, based upon the principles of equality, voluntariness, fairness, honesty and good faith, reach agreement in respect of following matters regarding purchasing sweet potatoes.

Article 1 Basic Product Requirements:

Product Name	Standards	Purchase Price
Yanshu 25	For round-shaped sweet potatoes, the diameter of should be longer than 5cm. For rectangle-shaped sweet potatoes, the length should be longer than 8cm and the width should be longer than 3cm.	RMB 1,500/ton
Longshu 9	For round-shaped sweet potatoes, the diameter of should be longer than 5cm. For rectangle-shaped sweet potatoes, the length should be longer 8cm and the width should be longer than 3cm.	RMB 1,500/ton

Article 2 Quality Requirements:

1. Internal Quality: Sweet potatoes should be in compliance with the green product requirement under GB 18406—2001, Safe Quality of Farming Products.

2. Surface Quality: Sweet potatoes should be of the same variety. The overall condition should be flawless and without mud or other dirt particles. There should be no low-quality sweet potatoes that are deformed, cracking, beaten by buds, or putrid.

Article 3 Quantity for Planting and Purchase:

Party B shall, as requested by Party A, grow 100 acres. Both parties agree to purchase all the products in compliance with the standards.

Article 4 Delivery Time and Location:

Party B shall deliver the product on and before December 31, 2016.

Delivery Location: Warehouse of Qingdao Tiandihui Foodstuffs Co., Ltd

Article 5 Measurement and Delivery:

Method of Measurement: The weigh pricing is based on the measurement at the delivery location.

Method of Delivery and Fees: Party B shall, on its own accord, deliver the sweet potatoes to the delivery location; the delivery fees shall be assumed by Party A.

Article 6 Packing Standards: Party A shall be responsible for providing mesh packing bags. Party B shall pack (the sweet potatoes) by the standard of 15 kg/bag, and shall assume the packing expenses.

Article 7 Method of Inspection: Party A shall conduct on-site inspection of Party B’s sweet potatoes at the purchasing site, and measure the weight after rejecting the sweet potatoes of non-compliance; Inspection time: Same as delivery time; Inspection location: same as delivery location.

Article 8 Settlement Manner and Term:

Party A shall first use its loan to Party B to offset the payment; the remaining payment to Party B shall be made within thirty days after the passing of the inspection and acceptance of the products.

Article 9 Conditions to Terminate This Agreement:

The Agreement is completed or other conditions for termination have occurred.

Article 10 Liabilities for Breach of Contract:

1. Where Party B delays delivery or where Party A delays payment for purchase, (the breaching party) shall pay liquidated damages to the other party at the rate of 0.5 % of the delayed product price or the delayed payment per day.

2. Where Party B delivers products not complying with the agreed requirements or surface quality, Party A may refuse to accept the products and the fees incurred shall be assumed by Party B; Party A shall notify Party B within 3 days, or Party B has the right to refuse Party A’s request.

3. Where Party A fails to purchase the products that meet the requirements as agreed, Party A shall assume the damages incurred for Party B.

Article 11 Force Majeure: Where either party cannot fulfill its obligations under this agreement due to natural hazards or other force majeure, its liabilities shall be exempted partially or completely upon verification. However, this party shall notify the other party in time, and provide proof within a reasonable time.

Article 12 Resolution for Contract Dispute: Any disputes occurred during the term of this Agreement shall be resolved by the parties through negotiations, or apply for mediation to relevant authorities; where the dispute cannot be resolved through negotiation or mediation, it shall be resolved according to the first method listed below:

1. Legally file lawsuits with the People’s Court of Huangdao District, Qingdao City

2. Apply for arbitration with the Arbitration Committee of _____________.

Article 13 Other Matters:

None.

Article 14 This Agreement is effective as of the date of signing and sealing by both parties. The original copy of this Agreement is made in duplicate, and each party holds one copy respectively.

Seal: Qingdao Tiandihui Foodstuffs Co., Ltd

Purchaser (Sealed):	Grower (Sealed): Seal: Cui, Runrang

Address:	Address:

Legal Representative:	Legal Representative:

Date of Execution: June 6, 2016	Date of Execution: June 6, 2016

Place of Execution:	Place of Execution:

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